Exhibit 99.F

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made as of June 27, 2003, by and among (i) Sun One Price, LLC, a Delaware limited liability company (“Sun”), (ii) each Person whose name appears on the signature page hereto or who otherwise hereafter becomes a party to this Agreement (collectively, the “Minority Stockholders”), and One Price Clothing Stores, Inc., a Delaware corporation (the “Company”).  Certain other capitalized terms used herein are defined in Section 1.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.                                       Certain Definitions.  The terms defined in this Section 1, whenever used in this Agreement, shall, unless the context clearly otherwise requires, have the following respective meanings:

“Affiliate” of a Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Applicable Percentage” shall have the meaning set forth herein in Section 3.1(c).

“Common Stock” shall mean the Common Stock, par value $0.01, of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Exempt Transfer”, as applied to any Stockholder, shall mean (a) any sale or Transfer permitted by the Registration Agreement, (b) any Permitted Affiliate Sale, (c) in the case of an individual, any Transfer to a member of the Family of such Stockholder, or a trust or other entity for the sole benefit of a member of the Family of such Stockholder, if such individual or trust or other entity agrees to be bound by the terms of this Agreement and executes a joinder hereto, or (d) any Transfer to another Stockholder.

“Family”, as applied to any individual, shall mean (a) the children of such individual (by birth or adoption), (b) the parents, spouse and siblings of such individual, (c) the children of the siblings of such individual, (d) any trust solely for the benefit of, or any partnership, limited liability company or other entity owned solely by, any one or more of such aforementioned individuals (so long as such individuals have the exclusive right to control such trust or other entity) and (e) the estate of such individual.

“Minority Shares” shall mean shares of the Company’s Stock owned or controlled by the Minority Stockholders.

“Minority Stockholders” shall have the meaning set forth in the first paragraph of this Agreement.

“Notice of Transfer” shall have the meaning set forth herein in Section 3.1(b).

“Outside Offer” shall have the meaning set forth herein in Section 2.2(a).

“Permitted Affiliate Sale” shall mean any sale by a holder of Stock to any one or more of its Affiliates, if such Affiliate agrees to be bound by the terms of this Agreement to the same extent as the transferor and executes a joinder hereto.

“Person” shall mean an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

“Preferred Stock” shall mean the Series A Preferred Stock and the Series B Preferred Stock.

“Prospective Purchaser” shall have the meaning set forth herein in Section 2.2(a).

“Registration Agreement” shall mean that certain Registration Agreement, dated as of the date hereof, by and between the Company, Sun, and the other Persons listed on the signature page thereto.

“Rights” shall have the meaning set forth in Section 4(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as amended, modified or supplemented from time to time.

“Selling Stockholder” shall have the meaning set forth in Section 2.2(a).

“Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.01, of the Company.

“Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.01, of the Company.

“Stock” shall mean the Common Stock and the Preferred Stock.

“Stockholder” shall mean Sun, the Minority Stockholders and each other Person who shall acquire any shares of Stock from the Company, Sun or the Minority Stockholders and their respective heirs, executors, successors and assigns in accordance with the terms and conditions of this Agreement.

“Transfer” shall mean any sale, pledge, gift, assignment or other transfer.

2.                                       Restriction on Transfer of Stock by Minority Stockholders.

2.1                                 General.  The Minority Stockholders shall not Transfer any shares of Stock (except in connection with an Exempt Transfer) and the Company shall not register the Transfer of, or otherwise permit the Transfer of, any shares of Stock by any Minority Stockholders (except in connection with an Exempt Transfer) unless (a) such Transfer has been consummated in accordance with the terms hereof and (b) the new holder thereof shall first have become a party to this Agreement and shall have agreed in writing to be bound by all of the terms and conditions hereof applicable to the Minority Stockholders.  Any Transfer of Stock by any Minority Stockholder which is not consummated in accordance with this Agreement shall be void.

2.2                                 Limited Right to Dispose of Stock.

(a)                                  Bona Fide Offer to Purchase Stock.  If any Minority Stockholder (or any of his, her or its transferees) shall at any time desire to Transfer all or any part of his, her or its shares of Stock as permitted under the terms of this Agreement, such Person (the “Selling Stockholder”) shall first obtain a bona fide written offer which such Selling Stockholder desires to accept (the “Outside Offer”) to purchase all or any portion of such Selling Stockholder’s Stock for a fixed cash price payable in full at the closing of such transaction.  The Outside Offer shall set forth its date, the proposed purchase price, the number of shares of Stock proposed to be purchased, and the other terms and conditions upon which the purchase is proposed to be made, as well as the name and address of the Prospective Purchaser.  “Prospective Purchaser”, as used herein, shall mean the prospective record owner or owners of the shares of Stock which are the subject of the Outside Offer and all other Persons proposed to have a beneficial interest in such Stock.  The Selling Stockholder shall transmit copies of the Outside Offer to the Company and Sun within five (5) days after the Selling Stockholder’s receipt of the Outside Offer.

(b)                                 Option of Company and Sun.

(i)                                     As a result of the foregoing transmittal of the Outside Offer, the Selling Stockholder shall be deemed to have offered in writing to sell to the Company all, but not less than all, of such Selling Stockholder’s shares of Stock which are proposed to be purchased in the Outside Offer at the price and upon the terms set forth in the Outside Offer.  For a period of ten (10) days after such deemed offer by the Selling Stockholder to the Company, the Company shall have the option, exercisable by written notice to the Selling Stockholder, to accept the Selling Stockholder’s offer, in whole and not in part, as to the Selling Stockholder’s shares of Stock that are the subject of the Outside Offer.

(ii)                                  If the Company does not exercise its option set forth in the preceding Section 2.2(b)(i), the Selling Stockholder shall be deemed to have offered in writing to sell to Sun all, but not less than all, of such Selling Stockholder’s shares of Stock which are proposed to be sold in the Outside Offer at the price and upon the terms set forth in the Outside Offer.  For a period of ten (10) days after such deemed offer by the Selling Stockholder to Sun, Sun shall have the option, exercisable by written notice to the Selling Stockholder, to accept the Selling Stockholder’s offer, in whole and not in part, as to the Selling Stockholder’s shares of Stock that are the subject of the Outside Offer.

(c)                                  Acceptance of the Bona Fide Offer.  If, at the end of the option periods described in Section 2.2(b) hereof, the option has not been exercised either by the Company or Sun to purchase all of the Selling Stockholder’s shares of Stock proposed to be purchased in the Outside Offer, the Selling Stockholder shall be free for a period of forty-five (45) days thereafter to Transfer up to that number of shares of his, her or its Stock proposed to be purchased in the Outside Offer to the Prospective Purchaser at the price and upon the terms and conditions set forth in the Outside Offer, provided that the Prospective Purchaser is not a Person that, directly or indirectly (whether as sole proprietor, partner, manager, consultant, director, officer, employee or agent), owns, manages, operates, controls, finances, engages or participates in the ownership, management, operation or control of any Person that competes with the Company.  If such Stock is not so transferred within the forty-five (45) day period, the Selling Stockholder shall not be permitted to sell such Stock without again complying with this Section 2.2.

(d)                                 Notwithstanding anything contained in this Agreement to the contrary, the restrictions on the Transfer of Stock set forth in this Section 2.2 shall not apply to Sun or any of its Affiliates and shall not apply with respect to an Exempt Transfer by a Minority Stockholder.

3.                                       Tag-Along Rights; Drag-Along Rights.

3.1.                              Tag-Along Rights.  Subject to Section 3.1(f):

(a)                                  If Sun at any time proposes to Transfer any shares of Common Stock or Series A Preferred Stock, then, as a condition precedent thereto, Sun shall afford the Minority Stockholders the right to participate in such Transfer in accordance with this Section 3.1.

(b)                                 If Sun wishes to Transfer any shares of Common Stock or Series A Preferred Stock, it shall give written notice to the Minority Stockholders (a “Notice of Transfer”) not less than ten (10) nor more than thirty (30) days prior to any proposed Transfer of any such shares.  Each such Notice of Transfer shall:

(i)                                     specify in reasonable detail (A) the number of shares of Common Stock or Series A Preferred Stock, if any, which Sun proposes to Transfer, (B) the identity of the proposed transferee or transferees of such shares, (C) the time within which, the price per share at which, and all other terms and conditions upon which, Sun proposes to Transfer such shares of Common Stock or Series A Preferred Stock, (D) the percentage of the Common Stock or Series A Preferred Stock then owned by Sun which Sun proposes to Transfer to such proposed transferee or transferees, and (E) a representation that such proposed transferees have been informed of the tag-along rights provided for in this Section  3.1 and have agreed to purchase shares of Common Stock or Series A Preferred Stock in accordance with the terms hereof;

(ii)                                  make explicit reference to this Section 3.1 and state that the right of the Minority Stockholders to participate in such Transfer under this Section 3.1 shall expire unless exercised within ten (10) days after receipt of such Notice of Transfer; and

(iii)                               contain an irrevocable offer by Sun to the Minority Stockholders to participate in the proposed Transfer to the extent provided in Section 3.1(c).

(c)                                  Each Minority Stockholder shall have the right to participate in the proposed Transfer by transferring to the proposed transferee or transferees up to that number of shares of Common Stock, or Series A Preferred Stock, as applicable, owned by such Minority Stockholders which is equal to the Applicable Percentage (as hereinafter defined) (or, if such Minority Stockholders shall elect, any lesser percentage) of the shares of Common Stock or Series A Preferred Stock, as applicable, proposed to be transferred by Sun, at the same price per share and on the same terms and conditions as are applicable to the proposed Transfer by Sun (and, if and to the extent such Minority Stockholders shall exercise such right, then the number of shares of Common Stock or Series A Preferred Stock, as applicable, to be sold by Sun in such transaction shall be correspondingly reduced).  As used herein, the term “Applicable Percentage”

as applied to a Minority Stockholder on any date shall mean a fraction (expressed as a percentage), the numerator of which is the aggregate number of shares of Common Stock (including securities convertible into or exchangeable for Common Stock) owned by such Minority Stockholder on such date and the denominator of which is the total number of shares of Common Stock (including securities convertible into or exchangeable for Common Stock) owned by all Stockholders on such date.

(d)                                 Each Minority Stockholder must notify Sun, within ten (10) days after receipt of the Notice of Transfer, if he, she or it desires to accept such offer and to Transfer any shares of Common Stock or Series A Preferred Stock, as applicable, owned by such Person in accordance with this Section 3.1.  The failure of a Minority Stockholder to provide such notice within such 10-day period shall, for the purposes of this Section 3.1, be deemed to constitute a waiver by such Person of his, her or its right to sell any of his, her or its shares of Common Stock or Series A Preferred Stock, as applicable, in connection with the proposed Transfer described in such Notice of Transfer.  Sun will use its commercially reasonable efforts to obtain the agreement of the prospective transferee or transferees to the participation of the Minority Stockholders in such proposed Transfer.  The Minority Stockholders shall not be obligated to sell any shares of Common Stock or Series A Preferred Stock, as applicable, pursuant to this Section 3.1.  Any and all sales of Common Stock or Series A Preferred Stock, as applicable, by any of the Minority Stockholders pursuant to this Section 3.1 shall be made concurrently with the sale of Common Stock or Series A Preferred Stock, as applicable, by Sun.

(e)                                  If the Transfer described in any Notice of Transfer is not consummated within ninety (90) days following the date upon which such Notice of Transfer is given or if there is any change in the terms pursuant to which such Transfer is to be consummated, then, prior to consummating such Transfer, Sun must again comply with the provisions of this Section 3.1.

(f)                                    Notwithstanding anything to the contrary contained in this Section 3.1, the Minority Stockholders shall not have any rights pursuant to this Section 3.1 to participate (1) in any Exempt Transfer by Sun or (2) any one or more Transfers by Sun not to exceed in the aggregate ten percent of the number of shares of Common Stock (including securities convertible into or exchangeable for Common Stock) owned by Sun as of the date hereof.

3.2                                 Drag-Along Rights.

(a)                                  If at any time following the date hereof, Sun shall enter into an agreement to sell at least 50% of the shares of Common Stock (and all securities convertible into and exercisable or exchangeable for shares of Common Stock) of the Company to any Person or group of Persons who are not affiliated with Sun, then Sun may require that the Minority Stockholders sell the same percentage of their Common Stock (and all securities convertible into or exchangeable or exercisable for Common Stock) to such Person or group of Persons as the percentage of Common Stock then owned by Sun which Sun proposes to Transfer to such proposed Person or Persons at the same price per share and on the same terms and conditions as are applicable to the proposed sale by Sun.

(b)                                 In order to exercise the rights under Section 3.2(a), Sun must give notice to the Minority Stockholders not less than ten (10) days prior to the proposed date upon which the contemplated sale or exchange is to be effected.  In addition, Sun shall furnish to the

Minority Stockholders all such agreements, documents and instruments to be executed in connection with such transaction and shall afford the Minority Stockholders a reasonable period of time (but in any event not less than five (5) business days) within which to review such agreements, documents and instruments.

4.                                       Preemptive Rights.

(a)                                  Notice and Exercise.  The Company shall, prior to any proposed issuance by the Company to Sun or its Affiliates of any shares of capital stock or securities representing the right to acquire shares of capital stock (“Rights”) (other than debt securities with no equity feature), offer to the Minority Stockholders by written notice the right, for a period of  ten (10) days from the date on which such notice is postmarked, hand delivered or faxed, to purchase for cash at an amount equal to the price or other consideration for which such capital stock or Rights are to be issued, a number of such shares of capital stock or Rights so that, after giving effect to such issuance (and the conversion, exercise and exchange into or for (whether directly or indirectly) shares of capital stock of all Rights), each such Minority Stockholder will continue to maintain his, her or its same percentage equity ownership in the Company represented by the shares of Common Stock owned by each such Minority Stockholder as of the date of such notice.

(b)                                 Exceptions.  Notwithstanding any other provision of this Agreement to the contrary, the preemptive rights of the Minority Stockholders pursuant to this Section 4 shall not apply to securities issued (A) upon conversion or exchange of any of the shares of Common Stock, (B) as a stock dividend or upon any subdivision of shares of Common Stock, (C) pursuant to subscriptions, warrants, options, convertible securities, or other rights, issued, or to be issued, under any stock incentive plan approved by the Company’s Board of Directors and in place from time to time for the benefit of the Company’s directors, employees, consultants or independent contractors, (D) to any Person other than Sun or its Affiliates or (E) pursuant to Section 9.7 of that certain Stock Purchase Agreement dated June 18, 2003 by and among Sun and the Company.

(c)                                  Acceptance.  The Company’s written notice to the Minority Stockholders shall describe the capital stock or Rights proposed to be issued by the Company to Sun or its Affiliates and specify the number of shares, price and payment terms.  Each Minority Stockholder may accept the Company’s offer as to the full number of shares of capital stock or Rights offered to him, her or it or any lesser number, by written notice thereof given by him, her or it to the Company prior to the expiration of the aforesaid 10-day period, in which event the Company shall promptly sell and each Minority Stockholder shall buy, upon the terms specified, the number of shares of capital stock or Rights agreed to be purchased by such Person.  The Company shall be free at any time prior to ninety (90) days after the date of its notice of offer to the Minority Stockholders, to offer and sell to Sun or its Affiliates or any third party or parties the remainder of such capital stock or Rights proposed to be issued by the Company (including but not limited to the securities not agreed by the Minority Stockholders to be purchased by them), at a price and on payment terms no less favorable to the Company than those specified in such notice of offer to the Minority Stockholders.  However, if such third party sale or sales are not consummated within such ninety (90) day period, the Company shall not sell such capital stock or Rights as shall not have been purchased within such period without again complying with this Section 4.

5.                                       Voting; Tax Election.

(a)                                  Each Minority Stockholder agrees to vote the shares of Stock owned or controlled by it, him or her in the manner specified by Sun with respect to: (i) any sale of all or substantially all of the assets of the Company or any of its subsidiaries to a Person not an Affiliate of Sun; (ii) any acquisition, merger or consolidation involving the Company or any of its subsidiaries in which a Person (or group of Persons acting in concert) not an Affiliate (or Affiliates) of Sun shall own in excess of 50% of the surviving corporation following such acquisition, merger or consolidation; (iii) any transaction to which Section 3.1 or Section 3.2 applies; (iv) the election of the members of the Company’s board of directors; and (v) any other matter on which the stockholders of a Delaware corporation generally have a right to vote.

(b)                                 Each Minority Stockholder hereby grants to Sun an irrevocable proxy to vote all shares of Stock now or hereafter owned or controlled by each of them in accordance with the agreements contained in this Section 5; provided, however, notwithstanding the foregoing, any proxy granted pursuant to this Section 5 shall automatically terminate on the date this Agreement terminates pursuant to Section 7 below.

6.                                       Legends.  So long as any shares of Stock are subject to the provisions of this Agreement, all certificates or instruments representing such any shares of Stock shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THE STOCKHOLDERS’ AGREEMENT DATED AS OF JUNE    , 2003 AMONG THE ISSUER HEREOF AND CERTAIN OTHER PERSONS, A TRUE AND CORRECT COPY OF WHICH IS ON FILE AT THE ISSUER’S CHIEF EXECUTIVE OFFICE.  UPON WRITTEN REQUEST TO THE ISSUER, A COPY THEREOF WILL BE MAILED OR OTHERWISE PROVIDED WITHOUT CHARGE WITHIN TEN (10) DAYS OF RECEIPT OF SUCH REQUEST TO APPROPRIATELY INTERESTED PERSONS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

7.                                       Termination of this Agreement.  This Agreement shall terminate on the last to occur of (a) the date on which Sun and its Affiliates no longer own or control at least 25% of the Common Stock on a fully diluted basis and (b) the date on which Sun and its Affiliates no longer control the Company’s Board of Directors.

8.                                       Notices.  All communications provided for herein shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery service (charges prepaid), (b) by a recognized overnight delivery service (charges prepaid), or (c) by messenger.  The respective addresses of the parties hereto for the purposes of this Agreement are set forth on Exhibit A attached hereto.  Any party may change its address (or facsimile number) by notice to each of the other parties in accordance with this Section 8.  The date of giving or making of any such communication shall be, in the case of clauses (a) and (c), the date of the receipt; and, in the case of clause (b), the business day next following the date such communication is sent.

9.                                       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, successors and assigns, who, upon acceptance thereof, shall, without further action, be (i) entitled to enforce the applicable provisions and enjoy the applicable benefits hereof and (ii) bound by the terms and conditions hereof.

10.                                 Amendment and Waiver. Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement will be effective unless such modification, amendment, or waiver is approved in writing by the Company, the holders of at least a majority of the Minority Shares, and Sun; provided that execution of a joinder hereto shall not be considered a modification, amendment or waiver of any of the provisions of this Agreement.  The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

11.                                 Remedies.  Any Person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor; provided, however the parties hereto stipulate that the remedies at law of any party hereto in the event of any default or threatened default by any other party hereto in the performance of or compliance with the terms hereof are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced (without posting a bond or other security) by a decree for the specific performance thereof, whether by an injunction against violation thereof or otherwise.

12.                                 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each party hereto submits to the jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each party hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.  Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8 above.  Nothing in this Section 12, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.                                 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

14.                                 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, those documents expressly referred to herein, and the other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15.                                 Counterparts.  This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together shall constitute one and the same agreement.

16.                                 Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement on the day and year first above written.

ONE PRICE CLOTHING STORES, INC.

By:	/s/ Leonard M. Snyder
Name:
Title:

SUN ONE PRICE, LLC

By:	/s/ M. Steven Liff
Name:
Title:

MINORITY STOCKHOLDERS:

RANDOLPH STREET PARTNERS V

By:	/s/ Douglas C. Gessner

Name:
Its:

H.I.G. SUN PARTNERS, INC.

By:	/s/ Sami Mnaymneh

Name:
Its:

/s/ Glenn Oken
Glenn Oken

Exhibit A

Addresses for Notices

(a)                                  If to the Company, to it at:

One Price Clothing Stores, Inc.

P.O. Box 2487

Spartanburg, SC 29304-2487

Attention: Chief Executive Officer

Telecopy No.:  (864) 486-6120

with a copy to:

Womble Carlyle Sandridge & Rice

One Atlantic Center, Suite 3500

1201 West Peachtree Street

Atlanta, GA 30309

Attention: Elizabeth O. Derrick

Telecopy No.:  (404) 870-4824

(b)                                 If to Sun One Price, LLC, to it at:

c/o Sun Capital Advisors II, L. P.

5200 Town Center Circle, Suite 470

Boca Raton, Florida  33486

Attention: Marc J. Leder

Rodger R. Krouse

C. Deryl Couch

Telecopy No.:  (561) 394-0540

with a copy to:

Kirkland & Ellis

200 East Randolph Drive

Chicago, IL 60601

Attention: Douglas C. Gessner

Telecopy No.:  (312) 861-2200

(c)                                  If to Randolph Street Partners V, to it at:

Randolph Street Partners V

c/o Douglas C. Gessner

200 East Randolph Drive

Suite 5700

Chicago, IL  60601

(d)                                 If to H.I.G. Sun Partners, Inc., to it at:

H.I.G. Sun Partners, Inc.

c/o H.I.G. Capital

1001 Brickell Bay Drive

27th Floor

Miami, FL  33131

Attn:   Rick Mendez

(e)                                  If to Glenn Oken, to him at:

Glenn Oken

FCP Investors, Inc.

601 N. Ashley Drive

Tampa, FL  33602